CONSENT OF INDEPENDENT AUDITORS	EXHIBIT 23

The Board of Directors
BSB Bancorp, Inc.

We consent to the incorporation by reference in the following registration statements:

                    File No. 33-92138 on Form S-8,

                    File No. 33-24714 on Form S-8,

                    File No. 33-78442 on Form S-8, and

                    File No. 333-42950 on Form S-8

of BSB Bancorp, Inc. of our report dated January 23, 2003, relating to the consolidated statement of condition of BSB Bancorp, Inc. and subsidiaries as of December 31, 2002, and the related consolidated statements of income, changes in shareholders’equity, and cash flows for the year then ended, which report is incorporated by reference into the December 31, 2002 Annual Report on Form 10-K of BSB Bancorp, Inc.

/s/ KPMG LLP

Albany, New York March 26, 2003